Exhibit 1
                           ARTICLES OF INCORPORATION
                                      OF
                        TOTALSOFT ACQUISTION GROUP INC.



FIRST. The name of the corporation is TOTALSOFT ACQUSITION GROUP, INC.

SECOND. The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THIRD. The name of the corporation's initial agent for service of process in the State of California is Mark Rhynes, 1522 West Manchester Avenue, Los Angeles, California 90047

FORTH. The corporation is authorized to issue one class of shares, designated as `Common Stock', and the total number of shares of Common Stork authorized to be issued is 10,000,000.

The personal liability of the directors of the corporation for monetary damages for breach of fiduciary duty shall be eliminated to the fullest extent permissible under California law. The corporation is authorized to indemnify its directors and officers to the fullest extent permissible under California lav.

IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation on the date below.

Date: May 17, 2008

                       /s/ LegalZoom.com Inc., Incorporator
		       ------------------------------------
                       Eileen Gallo, Assistant Secretary